Exhibit 99.1

Redwire Corporation 37th Annual Roth Conference Presentation March 18, 2025

Presenters
Jonathan Baliff, CFO, Redwire
Suji Desilva, Analyst, Roth Capital Partners
Audience

Suji Desilva
Good morning, everybody. Next up, we have Redwire. My name is Suji Desilva. I'm the semiconductor analyst at Roth in intelligent systems. I cover the space sector and a part of that Redwire. CFO, Jonathan Baliff, is here from Redwire. Jonathan, thanks for coming to the conference. We appreciate it.

Jonathan Baliff
Thank you, Suji.

Suji Desilva
Yes, of course. And we're going to do a Q&A format here. Start off with just talking maybe about the end market, Jonathan, the space economy, given there's a new administration in place. It's been a couple of months now. We can kind of see some maybe patterns there. Any thoughts on perhaps any changes or are things unchanged relative to previously?

Jonathan Baliff
So just to introduce myself, Jonathan Baliff. I am Chief Financial Officer and also a board member. And Redwire in many ways we say we're the picks and shovels of space. So we make a lot of the components, equipment, infrastructure, most of our programs, especially with the government. Government is roughly 85% of our revenue, either directly or through some of the larger primes. We provide most of the critical components for space infrastructure. So what we've seen in the previous administration change in 2021 is usually, whether it be Republican-Democrat, Democrat-Democrat, there's usually a bit of a delay that happens as the administrations change, at least from what we saw in 2021.

We are not a seasonal company, right. Getting space infrastructure is not based on weather. What we do see is that the sales cycles have a tendency to be longer. So we've seen a lot of our sales more in the second half of the year than the front half of the year. And I think that's what we're going to see. And we said that on our fourth quarter call. That's what we're going to see this year also. That being said, our backlog is funded. Historically, we've never seen our backlog canceled even with government shutdowns threatened. Obviously, we're not on a continual resolution. And so for us we're fairly conservatively managed company financially, so we have lots of liquidity. We – we’re able to get through these. And again, we bid on over $4 billion worth of projects last year. So where it might have an impact is just a delay in awarding of those projects or the adjudication of those projects.

Suji Desilva
Okay, now that sounds fairly stable, which is good. Maybe on the national security side, maybe you can talk about how Rocket Lab1 is addressing that market. That's very much in the news these days in terms of warfare and so forth. So maybe you can address Redwire's opportunity there.

Jonathan Baliff
Okay, good. So I mean for Redwire and the national security that is, we say that national security of defense is the fastest swim lane or one of the fastest swim lanes in space. Because civil space, especially the NASA budgets, have been a little less growth, but defense has been the growth engine of a lot of space infrastructure. And obviously, Redwire has a lot of national security clients, we also have infrastructure that allows us to do national security. You have to have classified facilities, classified executives and team members who can work on the projects, and we have that. For a size company of Redwire, I mean, we’re not a small company, but we actually have a sizable proportion of our square footage devoted to national security.

But most importantly or as importantly, I would say, actually as importantly, when you look at the picture behind me and obviously this is being webcast, so this is the picture of our fourth quarter call. This in many ways describes the acquisition that we announced. It hasn’t closed. The acquisition of Edge Autonomy will close in the second quarter. But this picture describes that national security customer base that we are serving. You have the warfighter in the center, and then you obviously have the UAS systems airborne,
1 For reader clarification, the webcast states “Rocket Lab”. Redwire answered the question as it relates to our own business.
1

which is part of the acquisition, and then obviously our orbital drones or satellites, including the Mako, the Thresher and the Hammerhead. Here, this is meant to show those seamlessly being a system of systems, which is where the national security defense customer, whether it be European or U.S. – international or U.S., is really where we want this and we need this to go to a place where it’s a system of systems seamless, and Redwire will play a part in that with our new acquisition. And even independently, we will help others with our picks and shovels serve this integrated warfighter model.

Suji Desilva
I’ve read more and more about this airborne to LEO to MEO, GEO coordination. I think there’s a term for it, but I’m wondering if you’ll…

Jonathan Baliff
Nice to feed that one in there, it’s called JADC[2] or BMC3, but JADC[2] is Joint All-Domain Command and Control. So, we talked about this when we announced the acquisition that this puts us at a scaled all-domain space and defense tech company that’s very differentiated from the space only public companies, and it differentiates us from a number of the defense tech companies that are not public yet or not public at all. And so, we we’re one of the few companies that has the differentiated technology, but we’re large enough to be trusted.

And being a public company actually helps. We’re very transparent, and so that actually helps as part of our growth strategy.

Suji Desilva
I had the heritage and the clearance as well. No. So I think this term all domain is going to come up more and more. Is there a software play for Redwire on top of the hardware or…?

Jonathan Baliff
Absolutely. I mean, we already do software as part of our space. We have digital engineering and obviously we’re looking to develop that capability more and also get it out to our clients. Here you see the warfighter using, in essence, the Edge Autonomy or a platform, which looks like basically a portable computer. That’s why it’s called Edge Autonomy - the flight software is very bespoke, very unique to the UAS systems. UAS stands for uncrewed aerial systems because it’s a whole system, not just the aircraft and the sensor, but also what this warfighter is holding.

And she is using this to, in essence, set the parameters for the UAS system which is above her. But also in the future will set the satellite or at least will talk to a UAS that is talking to her strategic, in essence, command and control through the satellites. One of the problems obviously with UASs, especially this type of UAS, is it does get into line of sight issues. But if it's talking and communicating digitally with a satellite, it allows for seamless communication across the globe.

Suji Desilva
Maybe you can talk about one of the altitudes that's lesser discussed, which is VLEO, you seem to have a particularly differentiated offering there and some products as well. So maybe you can talk about that kind of in between airborne and LEO.

Jonathan Baliff
That's right. So Very Low Earth Orbit, which is close to the Karman line. So the Karman line is 100 kilometers, 70 miles, which it's a bit artificial, but it kind of defines space or what is space and then high altitude ionosphere. And the bottom line is that that area has not been exploited as much and doesn't have as many airborne or really orbital platforms. It operates in an orbital format i.e. it is in space. But we are now creating - we have contracts - one is called Otter with our SabreSat or we call it an orbital drone. It's a maneuverable drone that's meant to work in the VLEO format, i.e. be in orbit but also dip down, maybe grab a little bit of fuel, i.e. air, and get back up into orbit.

We're doing that with DARPA and have a current contract and will be flying in the next few years. We actually have another platform called Phantom in Europe. Many of our platforms and missions are divided between the U.S. and Europe but have similar capabilities. And again, we're on a program with ESA called Skimsat and that's meant to work in Very Low Earth Orbit. Why do you work in Very Low Earth Orbit? I would just say, simply and maybe over simply, two reasons. One, if LEO, which is Low Earth Orbit is denied either due to an adversary or for other reasons, you can actually get the same capability in Very Low Earth Orbit; observation, sensors, other things like that.

And then the other reason in Very Low Earth Orbit is that you can do certain types of reconnaissance and EOIR and other things in a different format. It provides resiliency to your LEO, MEO and GEO proliferated infrastructure.

Suji Desilva
Yeah, now that's going to become an increasingly important topic. Maybe we talk about your picks and shovels aspect of your business components, right? So you've done maybe through acquisitions and organically some key components. I think ROSA solar arrays is one of the most prominent ones. Maybe talk about the power, the space-based power aspect of your offering, which I think has gotten very strong traction.

Jonathan Baliff
That’s right. So important to note that the company is made up of now with the new acquisition, 11 acquisitions, again have to emphasize we have not closed the 11th, but the first 10 acquisitions were space-based, really middle market players who had great technologies, but space because of mostly launch costs coming down by orders of magnitude.

Suji and I have talked about that. Companies like Rocket Lab and others who are both clients of ours and enabling technologies. We want that cost to go down as low as it can get down. Because our six products, or what we call core offerings, there are just that many more that can go into space.

All of our core offerings have their equivalent on terrestrial Earth. So Suji is mentioning our power systems. These are mostly solar assemblies that currently for example, are powering the ISS. We have six wings. They look like big solar panels. But our technology in essence unfurls as opposed to folding out because a lot of times you need to fit it into the nose cone of a rocket and then it has to fold out.

We roll out as opposed to fold out. And it has a lot of advantages, especially surface area. So our ROSA platform, which is our technology currently powers the ISS, but it also powers large GEO satellites. We just put them on the Ovzon satellite and then obviously we’ve announced contracts with Thales [Alenia Space] on their [Space] Inspire [satellites]. For our products to be spec’ed in means that as those products grow, we grow.

And that’s the whole idea of the picks and shovels. So that’s power. So think of that as like a generation plant on Earth. Then we have avionics and sensors. Those are like the toll roads, because those help satellites and spacecraft orient themselves and stay in space in a predictable way, like on a road. Then we have structures and mechanisms. Those are like buildings.

And so we make structures and mechanisms like robot arms and boarding and docking. We make radio antennas. That’s like cell towers, right? So everything we do in space has its equivalent terrestrial. We are doing missions and platforms, which means that we’re actually putting these together into various bespoke platforms.

And then finally, we have this really interesting technology that is pharmaceutical development, which is a small cassette that can actually produce protein crystals in space that has, for lack of a better word, taken flight, right? We did one protein crystal demonstration in 2023, and in 2024, we’ve done 27. Always have to make sure I get the right number. And these are with companies like Eli Lilly, Bristol Myers Squibb.

Why are they in essence paying to do this work in microgravity? Protein crystals are more difficult to create on Earth that are tuned to specific therapies. And so we think this business, which already makes revenue, we publicly said it’s less than 15% of our standalone revenue, but it is already profitable from the standpoint of EBITDA. But it really can be a really interesting, uncorrelated part of our business. And we've got it as part of one of our acquisitions, but it's really done quite well in the last few years.

Suji Desilva
Yeah. If we’ll dig into Redwire, they'll see there's multiple interesting areas that can grow together and you kind of created a portfolio of these, which is a very nice sort of investment vehicle into the space.

Jonathan Baliff
But all of it has a terrestrial element to it. That's what – space isn't just for space. Look, we do a lot in exploration in the Moon. We had our cameras on both the Intuitive Machines, successful lander and then also the lander from Firefly, and our cameras are on both. So we're very agnostic in that we want – when space wins, Redwire wins – and so we want our customers be successful as part of the growing space economy.

Suji Desilva
Yeah. And the terrestrial aspect with the acquisition is proving out as well. So that's a good set of end markets. Can you talk about maybe the kind of the U.S. domestic demand versus Europe or international, how those two vary? And are those two equally sized buckets? Is international far larger because of all the different sovereigns? How should we think about the two opportunities?

Jonathan Baliff
So I would direct people to our website where we've publicly disclosed the different budgets both for defense and civil space, both in the U.S. and in Europe.2 Europe, by their own admission, has a lot of catching up to do both in defense and in space. The ESA budgets were 17%
2 See: https://ir.redwirespace.com/sec-filings/all-sec-filings/content/0001819810-25-000031/0001819810-25-000031.pdf growers. That was approved two years ago. The next budget for ESA, which is the NASA equivalent in Europe is about to be increased. They have a particular focus on Artemis and lunar-type exploration. The U.S. NASA budgets continue to provide revenue to Redwire, especially Gateway, which continues to show for us. But again, we have to see how the new administration wants to fund space.

We were involved in Mars and so we see that Mars exploration is something that Redwire has already been a part of and had equipment and we expect to have that in the future too. But it really is about the defense budgets that's driving space. Space is the fastest swim lane in the defense budgets and we're in the fastest part of those defense space swimlanes in many of the products I just talked about. But we're particularly excited about VLEO. We're particularly excited about the interaction between our orbital drones and our airborne UAS platforms. So for us, those appear to be funded and continuing to see some growth.

In Europe, I mean, when we announced the acquisition two, three months ago, we knew that the European budgets were going to be increasing and we did tell people that in 2023 there was over 50% of Edge Autonomy - the company that we're acquiring - had European based revenue. We expect that to continue to grow. But it's very important to note that Edge Autonomy has also doubled their U.S.-based revenue in the last year.3 And so for us, it’s super important that people understand that. We announced some revenue numbers on a third quarter LTM basis. U.S. has been a big part of their growth as ours also.

Suji Desilva
Yeah. No, it seems like products…

Jonathan Baliff
We have both. Yeah, we’re one of the few companies of our size that actually can benefit from both markets.

Suji Desilva
Make sense. That’s great. Maybe you can talk a little bit about this trend that I caught up with the Rocket Lab CEO yesterday about nimble new space – space tech companies, as I call them, having a different posture than the traditional contractors and that you’re now winning larger business and you’re winning prime contracting positions. Maybe you can talk about that trend and how that’s come about and if that continues in some meaningful way.

Jonathan Baliff
I mean, again, I think some people have a tendency to denigrate the large primes and the clients. They have great technologies, they have great facilities and management in many ways in space and have led the way for decades. One of the things that we are seeing that’s important to note one, the space infrastructure to create on Earth, construction of space equipment is very stressed right now. There just isn’t a lot of facility space to create space-based infrastructure. And so their facilities are at full tilt.

And our facilities, although have some capacity, are maxing out to be able to serve the space economy. So everybody has a lot of the same issues both in terms of space and in terms of labor. But the bottom line is, is we are winning and growing at 15% to 25% over the last number of years because of our technologies and our people, right? In the end, that’s what it comes down to. We have very unique technologies that a lot of our clients, whether they be the primes or direct to our government customer are demanding. And the ROSAs are a good example of that.

On the flip side, or very similar, we have the people, right? We're one of the few companies, we have almost 800 employees committed to space and space engineering and production. Obviously, Edge Autonomy has not quite that amount, but a sizeable amount, especially in Europe.

These are unique companies and are actually fairly large for what we do in this very nascent industry. And so, I could put it to a lot of things, but it really is the innovation plus the heritage and combat-proven nature of our equipment and our team members that really make the differentiation.

Suji Desilva
Yes, it sounds like everybody's getting pushed hard in this, which is the…

Jonathan Baliff
But the innovation and technology is a really important piece to new tech and that seems to be a big differentiator for us and a number of our competitors and peers which we consider Rocket Lab one.

3 From 2022 to 2023; 2023 is the most recent full year of revenue for Edge Autonomy as disclosed by Redwire to-date.

Suji Desilva
Understood. Now that helps to understand that maybe two last topics and we'll throw open to the audience for questions. The bookings patterns you have have a lumpiness to them. Maybe you can help the audience to kind of understand where those ebbs and flows come from. Are they just timing of programs or what elements are behind that? As you kind of talk about a smooth out for four quarter, eight quarter level, that's growing for you.

Jonathan Baliff
Yes, I mean so for us we've always said when we've had very large booking quarters, I mean I think in 2023, that [fourth] quarterly booking revenue book-to-bill is what we call it was 2.81, it was quite high. And in this quarter, fourth quarter next year it was lower. Right.

And so, for us we have a tendency to look at the trends over multi years because the individual quarters themselves are pretty lumpy. And it just is a timing. When do you want to snap the chalk? For a level of bookings.

We did bid on a record number of programs. Many of them are still in process. So last in 2023, we bid on almost a $1 billion worth of programs $944 million. In 2024, we bid on more than $4 billion. But a lot of it has been pushed and pushed to the right. That being said, we look at the long-term trends. We’re very conservatively capitalized. We have very good liquidity and we’re in it for the long term. And again, our products and then the amount of bidding that we’re doing is also indicative. And again, the revenue and bookings have a tendency to be quarterly lumpy, but over time they smooth out to a nice level of growth.

Suji Desilva
Yes. You’ve demonstrated growth over the longer term. Last question for me and then we’ll throw to the audience. Can you give us an update on the Edge Autonomy acquisition? It’s been I guess about a month since you announced it. So maybe any update there, kind of funding considerations, those elements will be helpful?

Jonathan Baliff
Sure. I mean, we announced our fourth quarter earnings last week and we said we’re very much on track. We did talk about the acquisition closing in the second quarter. We’re still on track for that. There are a number of approvals, including HSR, a few ministries of defense. We view those as ministerial, but we’re on track to getting those approvals on time. And then I would say that the other is just being able to get our financials as a pro forma company out for the proxy, which is the shareholder vote, which should again be coming out in measured in weeks. And then one it will be good disclosure for everybody to see, but on top of it, it starts the process by which the proxy is put out. The shareholder vote happens. And like we said, we should close in the second quarter comfortably.

Suji Desilva
Great. I’ll throw it open to the audience. Any questions from the audience?

Audience
[Question Inaudible]

Jonathan Baliff
Yes. So I’m going to repeat the question for the webcast. So basically it’s a question of how do we beat the primes to achieve a level of growth? Just by the way, it’s been 15% to 25% organic growth over the past few years is what we’ve said really since we’ve gone public. And so then the question is how do we beat them? Is it sustainable to be able to continue this revenue growth? Look, I think the, the I'll answer the question two ways. One, for us with the primes in space, everybody is a collaborator, everybody is a client, and everybody is a competitor, right? And one day, you're competing against a company and the next day you're actually their sub- and helping them win business.

So I think there needs to be a collaborative approach to space from Redwire. We don't really throw rocks at anybody if somebody achieves their objectives, we're celebrating, and so we want to be able to see when space wins, we win. That being said, I think we've been able to get, on the second thing, a nice share of growth because of the technologies, right? I'm not saying that we're any – that we're faster, but we definitely have a decision process that allows us to move quickly both in terms of human capital, financial capital and then obviously getting that married up with our technologies.

But the technologies have been the differentiator. If you look at, for example, our ROSA, I'll go back to the Roll-Out Solar Array, very unique technology that we – that we started with, AFRL, the Air Force Research Labs, to create. We actually then have now commercialized that technology, outside of just the military or defense use. That's what the U.S. government wants us to do because it brings down the cost of power and space for everybody. And so I think that collaborative, unique innovation plus, and this is really important, it works, our stuff works in space, right?

All of the ROSA's that are on the ISS unfurled correctly, appropriately, and then are now providing the power the ISS needs. So for us, Ron, it really is about a classic case of innovation. We're a young company, but we've been around decades. We've had equipment on Apollo. So this is not a company that just started. So we have great reputation for heritage in space, but we definitely combine it with that innovation, which both has innovation in terms of technologies for our customers, but also innovation internally where we can apply capital, both human and financial, fairly quickly.

Suji Desilva
Another question, Ron.

Audience
[Question Inaudible]

Jonathan Baliff
Sure. So, we don't disclose that from a product standpoint, I would say to every single product that I talked about that's infrastructure involves a certain level of software that either we're integrating with our customer software or we're doing it ourselves. Obviously, our newest acquisition or combination with Edge Autonomy, they have very unique flight software and AI-enabled capabilities. But we don't really divide between the revenues. It's really an enabler. But I can't leave this out either. We are looking to do more, in that software, computer design and other areas of digital engineering. We're looking to do more of that. And it's an area that we are applying a lot of, human resources to.

Suji Desilva
With that, I do think we're out of time. Thank you, Jonathan, for your time. It's a very exciting time for your company and very inspiring to see all this technology coming to fruition. It's a good looking…

Jonathan Baliff
For the benefit of humankind. We don't say mankind, we say humankind. Acceleration of mankind's use of space.

Suji Desilva
You're going to quote movies on me? That's great.

Jonathan Baliff
I know.

Suji Desilva
Love it. We're looking forward to a year from now, two years from now. Be great.

Jonathan Baliff
Thank you very much.

Suji Desilva
Thanks, Jonathan.

Additional Information and Where to Find It
The definitive agreement entered into in connection with the proposed business combination described herein and a summary of material terms of the transaction will be provided in a Current Report on Form 8-K or Schedule 14A to be filed with the Securities and Exchange Commission (the “SEC”). Redwire will file with the SEC a proxy statement relating to a special meeting of Redwire’s stockholders (the “proxy statement”). STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT REDWIRE, EDGE AUTONOMY, THE TRANSACTION AND RELATED MATTERS. Stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the parties on investor relations section of Redwire’s website at redwirespace.com.

Participants in the Solicitation
Redwire and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Redwire in respect of the proposed business combination contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the stockholders of Redwire, respectively, in connection with the proposed business combination, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information regarding Redwire’s directors and executive officers is contained in Redwire’s Annual Report on Form 10-K for the year ended December 31, 2024 and its Proxy Statement on Schedule 14A, dated April 22, 2024, which are filed with the SEC.

No Offer or Solicitation
This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed business combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Use of Data
Industry and market data used in this communication have been obtained from third-party industry publications and sources, as well as from research reports prepared for other purposes. Redwire or Edge Autonomy have not independently verified the data obtained from these sources and cannot assure you of the data’s accuracy or completeness. This data is subject to change. Statements other than historical facts, including, but not limited to, those concerning market conditions or trends, consumer or customer preferences or other similar concepts with respect to Redwire, Edge Autonomy and the expected combined company, are based on current expectations, estimates, projections, targets, opinions and/or beliefs of Redwire or, when applicable, of one or more third-party sources. Such statements involve known and unknown risks, uncertainties and other factors, and undue reliance should not be placed thereon. In addition, no representation or warranty is made with respect to the reasonableness of any estimates, forecasts, illustrations, prospects or returns, which should be regarded as illustrative only, or that any profits will be realized. The metrics regarding select aspects of Redwire's, Edge Autonomy’s and the expected combined company’s operations were selected by Redwire or its subsidiaries on a subjective basis. Such metrics are provided solely for illustrative purposes to demonstrate elements of Redwire's businesses, are incomplete, and are not necessarily indicative of Redwire’s, Edge Autonomy’s or their subsidiaries’ performance or overall operations. There can be no assurance that historical trends will continue.

Use of Projections
The financial outlook and projections, estimates and targets in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainty and contingencies, many of which are beyond Redwire’s or Edge Autonomy’s control. Neither Redwire nor Edge Autonomy’s independent auditors have audited, reviewed, compiled or performed any procedures with respect to the financial projections for purposes of inclusion in this communication, and, accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purposes of this communication. While all financial projections, estimates and targets are necessarily speculative, Redwire believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection, estimate or target extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results for Redwire, Edge Autonomy and the combined company are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial projections, estimates and targets. The inclusion of financial projections, estimates and targets in this communication should not be regarded as an indication that Redwire, or its representatives, considered or consider the financial projections, estimates or targets to be a reliable prediction of future events. Further, inclusion of the prospective financial information in this communication should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

Forward-Looking Statements
Readers are cautioned that the statements contained in this communication regarding expectations of our performance or other matters that may affect our or the combined company’s business, results of operations, or financial condition are “forward-looking statements” as defined by the “safe harbor” provisions in the Private Securities Litigation Reform Act of 1995. Such statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included or incorporated in this communication, including statements regarding our or the combined company’s strategy, financial projections, including the prospective financial information provided in this communication, financial position, funding for continued operations, cash reserves, liquidity, projected costs, plans, projects, awards and contracts, and objectives of management, the entry into the potential business combination, the expected benefits from the proposed business combination, the expected performance of the combined company, the expectations regarding financing the proposed business combination, among others, are forward-looking statements. Words such as “expect,” “anticipate,” “should,” “believe,” “target,” “continued,” “project,” “plan,” “opportunity,” “estimate,” “potential,” “predict,” “demonstrates,” “may,” “will,” “could,” “intend,” “shall,” “possible,” “forecast,” “trends,” “contemplate,” “would,” “approximately,” “likely,” “outlook,” “schedule,” “pipeline,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements, but the absence of these words does not mean that a statement is not forward looking. These forward-looking statements are not guarantees of future performance, conditions or results. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control.

These factors and circumstances include, but are not limited to: (1) risks associated with the continued economic uncertainty, including high inflation, supply chain challenges, labor shortages, increased labor costs, high interest rates, foreign currency exchange volatility, concerns of economic slowdown or recession and reduced spending or suspension of investment in new or enhanced projects; (2) the failure of financial institutions or transactional counterparties; (3) Redwire’s limited operating history and history of losses to date as well as the limited operating history of Edge Autonomy and the relatively novel nature of the drone industry; (4) the inability to successfully integrate recently completed and future acquisitions, including the proposed business combination with Edge Autonomy, as well as the failure to realize the anticipated benefits of the transaction or to realize estimated projected combined company results; (5) the development and continued refinement of many of Redwire’s and the combined company’s proprietary technologies, products and service offerings; (6) competition with new or existing companies; (7) the possibility that Redwire’s expectations and assumptions relating to future results and projections with respect to Redwire or Edge Autonomy may prove incorrect; (8) adverse publicity stemming from any incident or perceived risk involving Redwire, Edge Autonomy, the combined company, or their competitors; (9) unsatisfactory performance of our and the combined company’s products resulting from challenges in the space environment, extreme space weather events, the environments in which drones operate, including in combat or other areas where hostilities may occur, or otherwise; (10) the emerging nature of the market for in-space infrastructure services and the market for drones and related services; (11) inability to realize benefits from new offerings or the application of our or the combined company’s technologies; (12) the inability to convert orders in backlog into revenue; (13) our and the combined company’s dependence on U.S. and foreign government contracts, which are only partially funded and subject to immediate termination, or which may be influenced by the level of military activities and related spending such as in or with respect to the war in Ukraine; (14) the fact that we are and the combined company will be subject to stringent economic sanctions, and trade control laws and regulations; (15) the need for substantial additional funding to finance our and the combined company’s operations, which may not be available when needed, on acceptable terms or at all; (16) the dilution of existing holders of our common stock that will result from the issuance of additional shares of common stock as consideration for the acquisition of Edge Autonomy, as well as the issuance of common stock in any offering that may be undertaken in connection with such acquisition; (17) the fact that the issuance and sale of shares of our Series A Convertible Preferred Stock has reduced the relative voting power of holders of our common stock and diluted the ownership of holders of our capital stock; (18) the ability to achieve the conditions to cause, or timing of, any mandatory conversion of the Series A Convertible Preferred stock into common stock; (19) the fact that AE Industrial Partners and Bain Capital have significant influence over us, which could limit your ability to influence the outcome of key transactions; (20) provisions in our Certificate of Designation with respect to our Series A Convertible Preferred Stock may delay or prevent our acquisition by a third party, which could also reduce the market price of our capital stock; (21) the fact that our Series A Convertible Preferred Stock has rights, preferences and privileges that are not held by, and are preferential to, the rights of holders of our other outstanding capital stock; (22) the possibility of sales of a substantial amount of our common stock by our current stockholders, as well as the equity owners of Edge Autonomy following consummation of the transaction, which sales could cause the price of our common stock and warrants to fall; (23) the impact of the issuance of additional shares of Series A Convertible Preferred Stock as pay in kind dividends on the price and market for our common stock; (24) the volatility of the trading price of our common stock and warrants; (25) risks related to short sellers of our common stock; (26) Redwire’s or the combined company’s inability to report our financial condition or results of operations accurately or timely as a result of identified material weaknesses in internal control over financial reporting, as well as the possible need to expand or improve Edge Autonomy’s financial reporting systems and controls; (27) the possibility that the closing conditions under the merger agreement necessary to consummate the merger between Redwire and Edge Autonomy will not be satisfied; (28) the effect of any announcement or pendency of the proposed business combination on Redwire’s or Edge Autonomy’s business relationships, operating results and business generally; (29) risks that the proposed business combination disrupts current plans and operations of Redwire or Edge Autonomy; (30) the ability of Redwire or the combined company to raise financing in connection with the proposed business combination or to finance its operations in the future; (31) the impact of any increase in the combined company’s indebtedness incurred to fund working capital or other corporate needs, including the repayment of Edge Autonomy’s outstanding indebtedness and transaction expenses incurred to acquire Edge Autonomy, as well as debt covenants that may limit the combined company’s activities, flexibility or ability to take advantage of business opportunities, and the effect of debt service on the availability of cash to fund investment in the business; (32) the ability to implement business plans, forecasts and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities; (33) costs related to the transaction; and (34) other risks and uncertainties described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and those indicated from time to time in other documents filed or to be filed with the SEC by Redwire. The forward-looking statements contained in this communication are based on our current expectations and beliefs concerning future developments and their potential effects on us. If underlying assumptions to forward-looking statements prove inaccurate, or if known or unknown risks or uncertainties materialize, actual results could vary materially from those anticipated, estimated, or projected. The forward-looking statements contained in this communication are made as of the date of this communication, and Redwire disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons reading this communication are cautioned not to place undue reliance on forward-looking statements.

Non-GAAP Financial Information
This communication contains financial measures that have not been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”). These financial measures include forecasted Adjusted EBITDA and Free Cash Flow for Redwire assuming completion of the acquisition of Edge Autonomy.

Non-GAAP financial measures are used to supplement the financial information presented on a U.S. GAAP basis and should not be considered in isolation or as a substitute for the relevant U.S. GAAP measures and should be read in conjunction with information presented on a U.S. GAAP basis. Because not all companies use identical calculations, our presentation of Non-GAAP measures may not be comparable to other similarly titled measures of other companies. We encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. As soliciting material that is filed pursuant to Rule 14a-12, this communication is exempt from the requirements of Regulation G and Item 10(e) of Reg. S-K with respect to Non-GAAP financial measure disclosure.

Adjusted EBITDA is defined as net income (loss) adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization, impairment expense, transaction expenses, acquisition integration costs, acquisition earnout costs, purchase accounting fair value adjustment related to deferred revenue, severance costs, capital market and advisory fees, litigation-related expenses, write-off of long-lived assets, equity-based compensation, committed equity facility transaction costs, debt financing costs, gains on sale of joint ventures, and warrant liability change in fair value adjustments. Free Cash Flow is computed as net cash provided by (used in) operating activities less capital expenditures.

We use Adjusted EBITDA to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. We use Free Cash Flow as a useful indicator of liquidity to evaluate our period-over-period operating cash generation that will be used to service our debt, and can be used to invest in future growth through new business development activities and/or acquisitions, among other uses. Free Cash Flow does not represent the total increase or decrease in our cash balance, and it should not be inferred that the entire amount of Free Cash Flow is available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from this measure.